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                                                                    Exhibit i(1)


           [Letterhead of Spengler Carlson Gubar Brodsky & Frischling]



                                                          November 24, 1986



The Tocqueville Fund
120 Broadway
New York, New York 10271

Gentlemen:

               We have acted as counsel for The Tocqueville Fund, a Massachusetts business trust (the "Fund"), in connection with the proposed public offering of shares of beneficial interest of the Fund, $.01 par value, (the "Shares"), pursuant to a Registration Statement on Form N-1A, as heretofore amended (File No. 33-8746) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

               We have reviewed the Declaration of Trust of the Fund, its by-laws, resolutions of the trustees of the Fund reflecting certain proceedings of the Fund, the Registration Statement and Pre-Effective Amendment No. 1 (including exhibits thereto). We have also made such inquiries and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon the attached opinion of Hale and Dorr as to matters of Massachusetts law.

               The opinions expressed herein are limited to matters of law which govern the issuance of the Shares. We are members of the Bar of the State of New York and do not hold ourselves out as experts as to the laws of any other state or jurisdiction. Based upon and subject to the foregoing, we are of the opinion, and so advise you as follows:

               (1) The beneficial interest of the Fund is divided into an unlimited number of shares of beneficial interest, $.01 par value per share.

               (2) The issued and outstanding Shares are validly issued, fully-paid and nonassessable and, upon the future issuance and sale of Shares and receipt of the authorized consideration therefor in an amount not less than the net asset value of such shares at the time of their sale, the Shares so issued in the future will be validly issued, fully paid and nonassessable by the Fund.


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The Tocqueville Fund
Page Two
November 24, 1986


               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to the firm as "Counsel to the Fund".

                                           Very truly yours,



                                           /s/ Spengler Carlson Gubar Brodsky &
                                           Frischling


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                           [Letterhead of Hale & Dorr]




                                                          November 21, 1986



Trustees of The Tocqueville Fund
C/O  Spengler, Carlson, Gubar, Brodsky
     & Frischling
280 Park Avenue
New York, New York  10017

Attn:   Aviva Grossman, Esq.

Gentlemen:

        As Trustees of The Tocqueville Fund (the "Trust"), you have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time the Trust's shares of beneficial interest, $.01 par value per share ("Trust Shares"), at not less than "net asset value", as defined in the Trust's Agreement and Declaration of Trust, as on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston (the "Declaration").

        We have examined the Declaration and the Trust's By-Laws and are familiar with actions taken by you to authorize (i) the issuance and sale of the Trust Shares which are currently outstanding and (ii) the issuance and sale from time to time in the future of additional Trust Shares.

        Based on the foregoing, we are of the opinion that:

        1. The beneficial interest of the Trust is divided into an unlimited number of shares of beneficial interest, $.01 par value per share.

        2. The issued and outstanding Trust Shares are validly issued, fully-paid and nonassessable and, upon the future issuance and sale of Trust Shares and receipt of the authorized consideration therefor in an amount not less than the net asset value of such shares at the time of their sale, the Trust Shares so issued in the future will be validly issued, fully paid and nonassessable by the Trust.

        The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers of the Trust. The Declaration provides for indemnification against all loss and


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                                       -2-


expense of any shareholder of a series of Trust Shares held personally liable solely by reason of being or having been a shareholder of the Trust, such indemnification to be paid solely out of the assets of such series. Thus, the shareholder's risk is limited to circumstances in which the assets of the particular series of which he or she is or was a shareholder would be insufficient to meet the obligations asserted against or with respect to such assets.

        We consent to the filing of this letter with the Securities and Exchange Commission as part of the Registration Statement of the Trust on Form N-1A, covering an indefinite number of Trust Shares.


                                                   Very truly yours,

                                                   /s/ Hale and Dorr

                                                   HALE AND DORR